Filed under Rule 424(b)(2), Registration Statement No. 333-276916
Pricing Supplement No. 48 - Dated Monday, November 10, 2025 (To: Prospectus Dated February 7, 2024 and Prospectus Supplement Dated February 7, 2024)
CUSIP		Gross	Net	Principal	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Selling Price	Concession	Proceeds	Amount	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
34540TP22	100%	0.700%	$10,831,644.00	$10,908,000.00	Fixed	4.700%	Semi-Annual	11/20/2027	05/20/2026	$24.28	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 11/20/2026 and Semi-Annually thereafter with 30 Calendar Days' Notice.

Notes will be sold to you at the selling price specified in this Pricing Supplement. The Purchasing Agent shall purchase notes from us at the selling price less the applicable gross concession specified in this Pricing Supplement. The Purchasing Agent may resell the notes it purchases to the agents and selected dealers at the selling price less a concession that, at the discretion of the Purchasing Agent, may be less than or equal to the gross concession received by the Purchasing Agent. Notes purchased by the agents and selected dealers on behalf of level-fee investment advisory accounts may be sold to such accounts at the selling price less the applicable concession, and such agents and selected dealers shall not retain, as compensation, any portion of such concession applicable to such selling agents and dealers. In that instance, the Purchasing Agent may retain the portion of the gross concession applicable to the Purchasing Agent.

CUSIP		Gross	Net	Principal	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Selling Price	Concession	Proceeds	Amount	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
34540TP30	100%	1.500%	$12,863,115.00	$13,059,000.00	Fixed	5.150%	Semi-Annual	11/20/2030	05/20/2026	$26.61	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 11/20/2026 and Semi-Annually thereafter with 30 Calendar Days' Notice.

Notes will be sold to you at the selling price specified in this Pricing Supplement. The Purchasing Agent shall purchase notes from us at the selling price less the applicable gross concession specified in this Pricing Supplement. The Purchasing Agent may resell the notes it purchases to the agents and selected dealers at the selling price less a concession that, at the discretion of the Purchasing Agent, may be less than or equal to the gross concession received by the Purchasing Agent. Notes purchased by the agents and selected dealers on behalf of level-fee investment advisory accounts may be sold to such accounts at the selling price less the applicable concession, and such agents and selected dealers shall not retain, as compensation, any portion of such concession applicable to such selling agents and dealers. In that instance, the Purchasing Agent may retain the portion of the gross concession applicable to the Purchasing Agent.

Ford Credit Notes - Series B	Trade Date: Monday, November 10, 2025 @ 12:00 PM ET	Ford Credit Notes - Series B
	Settlement Date: Friday, November 14, 2025	$ 6,000,000,000
	Minimum Denomination/Increments: $1,000.00/$1,000.00	Ford Motor Credit Company LLC
	Initial trades settle flat and clear SDFS: DTC Book-Entry only	Prospectus Dated: 2-7-24 and Prospectus
	DTC Number 0235 via RBC Dain Rauscher Inc.	Supplement Dated: 2-7-24

If the stated maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the stated maturity date or interest payment date.

Validity of the notes offered hereby:	In the opinion of Ford Credit's counsel, when the notes offered by this pricing supplement have been executed and issued by Ford Credit and authenticated by the trustee pursuant to an Indenture dated as of March 16, 2015, between Ford Credit and The Bank of New York Mellon (the “Indenture”), and delivered against payment as contemplated herein, such notes will be valid and binding obligations of Ford Credit, enforceable in accordance with their terms. The opinion expressed above is subject to the qualifications that such counsel expresses no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the Limited Liability Company Act of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and its authentication of the notes and the validity, binding nature and enforceability of the Indenture with respect to the trustee and other matters all as stated in the letter of such counsel dated February 7, 2024 and filed as Exhibit 5 to the Registration Statement.